EXHIBIT 12

SINCLAIR BROADCAST GROUP, INC AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999
(DOLLARS IN THOUSANDS)


                                                        1997              1998             1999
                                                     ------------    -------------    ----------
Income (loss) before provision (benefit) for              $ 4,371          $ 6,361    $  (17,019)
    income taxes from continuing operations
Fixed charges (a)                                          98,393          138,952       178,281
                                                     ------------    -------------    ----------
Earnings available for fixed charges                      102,764          145,313       161,262
Fixed charges (a)                                          98,393          138,952       178,281
                                                     ------------    -------------    ----------
Excess of fixed charges over earnings                          --               --    $  (17,019)
                                                     ============    =============    ==========

Ratio of earnings to fixed charges                            1.0 x            1.0 x          --
                                                     ============    =============    ==========

                                                        1997             1998             1999
                                                     ------------    -------------    ----------
Income (loss) before provision (benefit) for              $ 4,371          $ 6,361    $  (17,019)
    income taxes from continuing operations
Fixed charges (a)                                          98,393          138,952       178,281
                                                     ------------    -------------    ----------
Earnings available for combined fixed charges
    and preferred stock dividends                         102,764          145,313       161,262
Combined fixed charges and preferred
    stock dividends (b)                                    99,826          145,379       184,356
                                                     ------------    -------------    ----------
Excess of combined fixed charges and preferred
    stock dividends over earnings                              --             $(66)   $  (23,094)
                                                     ============    =============    ==========

Ratio of earnings to combined fixed charges
    and preferred stock dividends                            1.0 x              --          --
                                                     ============    =============    ==========

(a) Fixed charges consist of interest expense, which includes interest on all debt and amortization of debt discount, capitalized interest and deferred financing costs.

(b) Combined fixed charges and preferred stock dividends consist of interest expense, which includes interest on all debt and amortization of debt discount, capitalized interest and deferred financing costs and preferred stock dividends.